Exhibit 10.2

BOLT TECHNOLOGY CORPORATION

AMENDED AND RESTATED

SEVERANCE COMPENSATION PLAN

Defined Corporate Change

In the event of:

(1) the acquisition of beneficial ownership of 30% of the shares of the common stock of the Company by or for any person (as such term is defined in Section 14(d)(2) of the Securities Exchange Act of 1934), including for purposes of calculating such person’s ownership all shares beneficially owned by the affiliates and associates (as such terms are defined in Rule 12b-2 of said Act) of such person, or

(2) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute a majority thereof, unless the election, or nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, or

(3) the Company’s stockholders shall approve (a) the merger or consolidation of the Company with or into another corporation and the Company shall not be the surviving corporation or (b) an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation), or

(4) any other event of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the aforesaid Act as in effect on December 19, 1985,

then, in the case of the employees designated by the Board as participating in this Severance Compensation Plan, there shall be paid to each such employee whose employment shall terminate (which shall include resignation) within the 24-month period following the date on which any of the above-described events occurs a Special Severance Benefit in cash unless prior to such termination of employment (a) this Plan shall have been amended to reduce or postpone payments, (b) this Plan shall have been terminated, or (c) such employee’s participation in this Plan shall have ended. Shares shall be deemed to be beneficially owned, for purposes hereof, if indirectly as well as directly owned or if a person has the right to acquire or the right to vote such shares. Such payment shall be made regardless of the reason for termination and shall be made within 10 days of termination of employment, subject, however, to the provisions of the last section of this Plan entitled “Delayed Payments Under Internal Revenue Code Section 409A.”

Special Severance Benefit

The Special Severance Benefit shall be equal to a multiple (to be determined by the Company’s Executive Compensation Committee and set forth in the Designation of Participation) of the sum of (a) such employee’s annualized base salary (calculated on the basis of amount received during the period immediately prior to the time of the occurrence of the Defined Corporate Change), (b) the average of such employee’s bonuses in the three highest years during the five-year period prior to the date of termination, and (c) the amount of annual premiums, determined by the Company on an individual basis, for medical insurance of the same nature and amount provided by the Company. The Company shall from time to time notify the employee of such premium cost.

Limitation on Payment

Notwithstanding the foregoing, the amount of the Special Severance Benefit shall be limited to the maximum amount which can be paid without having any amount paid hereunder being treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), after giving effect to all other payments of compensation described in Section 280G(b)(2)(A)(i) and (ii).

Amendment or Termination

This Plan may not be amended or terminated nor may any employee who has been designated as participating herein be treated as not so participating at any time after any person has commenced a tender offer, proposed a merger or otherwise communicated to the Company or the public its plan or intention to acquire the 30% stock interest referred to in (1) above, under Defined Corporate Change, or has filed proxies with the Company or taken any other steps designed to change the composition of the Board as indicated in (2) above, under Defined Corporate Change; provided, however, that if the Board of Directors shall have supported the transaction that will result in the occurrence of the Defined Corporate Change (e.g., by voting to encourage the Company’s stockholders to accept a tender offer or to vote for a merger), this Plan may be amended or terminated at any time prior to the actual occurrence of the Defined Corporate Change, including a termination which is conditional upon such occurrence; and, furthermore, if at any time before the composition of the Board shall have changed as set forth in (2) above, under Defined Corporate Change, this Plan may be terminated notwithstanding the actual acquisition of the 30% stock interest if the Board shall then be supportive of the transaction.

Delayed Payments Under Internal Revenue Code Section 409A

Anything in this Plan to the contrary notwithstanding, payments to be made under this Plan upon termination of a designated employee’s employment which are subject to Section 409A of the Code shall be delayed for six months following such termination of employment if such designated employee is a Specified Employee (as defined below) on the date of his termination of employment. Any payment due within such six-month period shall be delayed to the end of such six-month period. The Company will adjust the payment to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The Company will pay the adjusted payment at the beginning of the seventh month following the designated employee’s termination of employment. In the event of the designated employee’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which the designated employee’s death occurs. For purposes of this Plan, a “Specified Employee” shall mean an employee of the Company who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A-1(j). In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(2).

Adopted December 19, 1985

Amended and Restated November 20, 2007

BOLT TECHNOLOGY CORPORATION

AMENDED AND RESTATED

SEVERANCE COMPENSATION PLAN

Designation of Participation

Referring to the Amended and Restated Severance Compensation Plan (the “Plan”) of Bolt Technology Corporation (the “Company”), a copy of which is attached hereto, this will evidence the designation of                              (the “Employee”), as a participant in the Plan, effective                     . Reference is made to the Plan for the full statement of the defined terms used below.

In the event of a “Defined Corporate Change”, a “Special Severance Benefit” shall be paid in cash equal to              times the amount specified in the Plan to the Employee within 10 days of termination of employment (which shall include resignation) if such termination occurs subsequent to such Defined Corporate Change and prior to 24 months after such Defined Corporate Change, unless prior to such termination of employment (a) the Plan shall have been amended, to reduce or postpone payments, or terminated, or (b) the Employee’s participation in the Plan shall have ended. The Company shall withhold from the Special Severance Benefit the amount of federal, state, local and foreign taxes which it in its sole discretion deems appropriate.

Notwithstanding any provision in the Plan to the contrary, the Employee shall not be entitled to receive the Special Severance Benefit in the event his employment shall terminate by reason of his death, his disability or his retirement.

If any litigation shall be brought by the Employee to enforce or interpret any provision contained in the Plan or herein, the Company hereby indemnifies the Employee for his reasonable attorneys’ fees and disbursements incurred in any such litigation in which the Employee prevails, and hereby agrees to pay pre-judgment interest on any money judgment obtained by the Employee calculated at The Connecticut Bank and Trust Company prime interest rate in effect from time to time from the date that payment to him should have been made under the Plan. The indemnification hereby provided for shall be subject to the “Limitation on Payment” provided for in the Plan.

The Company’s obligation to pay the Employee the Special Severance Benefit shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else. The Employee shall not be obligated to seek other employment in mitigation of the amount payable and the obtaining of such other employment shall in no event effect any reduction of the Company’s obligations to make the payment required to be made under the Plan.

Any provision under the Plan and hereunder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, this Designation has been executed and delivered by a duly authorized officer of the Company in accordance with the terms and provisions of the Plan.

BOLT TECHNOLOGY CORPORATION

By:

Acknowledged and Accepted:

Employee

Attachment